Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                       Votes for     Votes withheld
Liaquat Ahamed         116,334,970   3,367,316
Ravi Akhoury           116,336,795   3,365,491
Barbara M. Baumann     116,707,223   2,995,064
Jameson A. Baxter      116,282,294   3,419,993
Charles B. Curtis      116,214,035   3,488,252
Robert J. Darretta     116,609,827   3,092,459
Katinka Domotorffy     116,484,393   3,217,893
John A. Hill           116,246,465   3,455,822
Paul L. Joskow         116,586,182   3,116,105
Kenneth R. Leibler     116,590,561   3,111,725
Robert E. Patterson    116,571,930   3,130,356
George Putnam, III     116,650,370   3,051,916
Robert L. Reynolds     116,615,179   3,087,108
W. Thomas Stephens     116,186,127   3,516,160

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Brokernon votes
94,382,949  2,171,058      5,587,771    17,560,508

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, as follows:

Votes for    Votes against  Abstentions  Broker non votes

86,505,846   3,326,266      22,750,014   15,200,368


All tabulations are rounded to the nearest whole number.